UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TURBINE TRUCK ENGINES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	59-3691650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1301 International Speedway Boulevard

Deland, Florida 32724

(386) 943-8358

(Address of principal executive offices)

2006 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Copies to:

Michael Rouse, CEO Turbine Truck Engines, Inc. 1301 International Speedway Blvd. Deland, FL 32724 386-943-8358	Kimberly L. Graus, Esq. Kimberly L. Graus, P.A. 4949 SR 64 East, #141 Bradenton, FL 34208
(Name, address & phone # of agent for service)

Approximate Date of Commencement of Proposed Sale: As soon as practicable after the Registration Statement becomes effective.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, $.001 par value	2,000,000	$.42	840,000	$25.79

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on May 31, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The name of the registrant is Turbine Truck Engines, Inc. (the “Registrant”). The title of the plan is the 2006 Incentive Compensation Plan (the “Plan”). Under the Plan, the Plan administrators may grant shares to any person employed by the Registrant either as an employee, officer, director or independent consultant or other person who provide services to the Company, provided that no person can be granted shares under the plan for services related to capital raising or promotional activities.

Securities to Be Registered

Pursuant to the Plan, the total number of shares reserved and available for delivery under the Plan is 5,000,000 of which 2,000,000 is currently issued pursuant to the Company’s S-8 filed with the Securities and Exchange Commission September 7, 2006.

Issuance of Shares

The Board of Directors shall appoint a Committee to administer the Plan; provided however, if the Board fails to designate a Committee or if there are no longer any members on the Committee the Board of Directors shall serve as the Committee. At the discretion of the Committee, employees and consultants of the Registrant may be granted Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, or Shares under the Plan, as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-based Award or Performance Award. The Committee may impose on any award, such additional terms and conditions, not inconsistent with the Plan, as the Committee may determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous service and terms permitting a Participant to make elections relating to his or her Award.

Resale Restrictions

There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants, unless contained in the written Award itself.

Assignment of Interest

No Award or other interest granted under the Plan shall be pledge, hypothecated or otherwise encumbered or subject to any lien, obligation or liability other than by will or by the laws of descent and distribution. Awards other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith, may be transferred to one or more beneficiaries to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement.

Item 2.	Registrant Information and Employee Plan Annual Information

The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2006 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and consultant, without charge, upon written or oral request made to the President, Turbine Truck Engines, Inc., 1301 International Speedway Boulevard, Deland, Florida 32724. Our telephone number is (386) 943-8358.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)	The Registrant’s Annual Report on 10-KSB for the fiscal year ended December 31, 2006 which was filed with the Securities and Exchange Commission on March 28, 2007.

(b)	The Registrant’s Quarterly Report on Form 10-QSB for the periods ended March 31, 2007 and all amendments thereto.

(c)	All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(d)	Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company’s authorized capitalization is 99,000,000 shares of common stock, par value $.001 each and 1,000,000 shares of preferred stock, par value $.001 each. Holders of the Company’s common stock are entitled to one vote per share on matters submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. The Company’s board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and would dilute the book value of the common stock.

Shareholders have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5.	Interests of Named Experts and Counsel

The law office of Kimberly L. Graus, P.A. and Kimberly L. Graus, Esq. has rendered legal services and prepared this Form S-8.

Pender Newkirk & Company LLP consents to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed for the year ended December 31, 2006

Item 6.	Indemnification of Directors and Officers

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Delaware, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Delaware statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person’s current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit	Description

5.1	Opinion of Kimberly L. Graus, P.A.

10.1	2006 Incentive Compensation Plan

23.1	Consent of Pender Newkirk & Company LLP

23.2	Consent of Kimberly L. Graus, P.A. (see Exhibit 5.1)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time to shall be deemed to be the initial bona fide offering.

(3)	For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deland, State of Florida on June 8, 2007.

Turbine Truck Engines, Inc.

By:	/s/ Michael Rouse
Michael Rouse
Chief Executive Officer and
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Date: June 8, 2007	/s/ Michael Rouse
Michael Rouse
Principal Executive Officer and
Principal Financial Officer, Director

Date: June 8, 2007	/s/ Rebecca A. McDonald
Rebecca A. McDonald
Principal Accounting Officer

Date: June 8, 2007	/s/ James A. Teters, Jr.
James A. Teters, Jr.
President and Director

Date: June 8, 2007	/s/ Phyllis J. Rouse
Phyllis J. Rouse
VP, Secretary, Treasurer and Director